Exhibit 99.1

NEWS RELEASE

For Release: Tuesday, February 4, 2014, 3:05 pm Central Time	Contact:	Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS RECORD FOURTH QUARTER RESULTS

-	Q4 revenue increased 15% to a record quarterly level of $29.1 million, exceeding the top end of guidance
-	Q4 GAAP EPS of $0.20; adjusted EPS of $0.22, which excludes the impact of a litigation settlement, exceeding the top end of guidance and increased 22%
-	2014 guidance calls for Vascular Solutions’ 11th consecutive year of double-digit revenue growth to a range of $121 million to $125 million, with GAAP EPS growth of over 21% to $0.79-$0.83

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter ended December 31, 2013, and provided financial guidance for the first quarter and full year of 2014.

Fourth quarter revenue grew 15% to a record quarterly level of $29.1 million from $25.3 million reported in the fourth quarter of 2012, above the company’s guidance range for the quarter of $28.0 to $29.0 million.

U.S. net revenue increased nearly 16% to $24.8 million compared to $21.5 million in the year-ago fourth quarter. International net revenue increased 12% to $4.2 million compared to $3.8 million in the year-ago fourth quarter.

Gross margin across all product lines was 66.5% in the fourth quarter compared to 67.2% in the fourth quarter of 2012. Gross margin between quarters varies based on product selling mix and was impacted in 2013 by the substantial growth in the reprocessing service, which carries a relatively lower gross margin.

Operating income for the fourth quarter, adjusted to exclude the effects of the litigation settlement, was $5.3 million, representing an operating margin of 18.1%.  Not including the $324,000 expense associated with the U.S. medical device excise tax that took effect January 1, 2013, adjusted operating margin in the fourth quarter would have been 19.2%.  In the year-ago fourth quarter, operating income was $4.7 million, representing an operating margin of 18.5%. On a GAAP basis, the fourth quarter 2013 operating income was $4.7 million, representing an operating margin of 16.3%.

The company also reported today that it has agreed to settle the qui tam civil lawsuit that was intervened in by the U.S. Attorney’s Office for the Western District of Texas involving allegations of off-label promotion of the company’s Vari-Lase® Short Kit endovenous laser product. Under the terms of the settlement, the company has agreed to make a one-time payment of $520,000 and make no admission of fault or liability, and the U.S. Attorney’s Office has agreed to dismiss the civil lawsuit with prejudice and release all civil claims that were, or could have been, brought against the company in the civil lawsuit. The company recorded the $520,000 payment, which is expected to be made in February, as litigation expense during the fourth quarter of 2013. The settlement of the civil lawsuit will have no effect on the related criminal investigation, which the company expects will continue.

On a GAAP basis, fourth quarter net income was $3.5 million in the fourth quarter of 2013.   Adjusted net income, excluding the litigation settlement, was $3.9 million, an increase of 29% from $3.1 million in the year-earlier fourth quarter.

On a GAAP basis, earnings per share in the fourth quarter was $0.20. Adjusted EPS was $0.22, an increase of 22% from $0.18 reported in the year-earlier fourth quarter. Adjusted EPS in the fourth quarter of 2013 exceeded the company’s guidance range, which was $0.19 to $0.20.

“We are very pleased to report another record quarterly performance and to mark our tenth consecutive year of double-digit revenue growth,” said Howard Root, Chief Executive Officer of Vascular Solutions. “Both our sales and adjusted EPS during the fourth quarter again exceeded the top end of our guidance range, and we are generating growth in all three of our product segments and from both our U.S. and international sales organizations. Looking forward, we are pleased to start another year of what we believe will be multiple product launches, double-digit revenue growth and even higher operating profitability.”

Fourth Quarter Revenue by Product Line

Catheter Products. Net sales of catheter products, the company’s largest product line, were $17.9 million during the fourth quarter of 2013, an increase of 14% compared to $15.6 million in the fourth quarter of 2012.

Within the catheter products category, sales of the GuideLiner® catheter were $5.6 million, an increase of 36% from $4.1 million in the year-ago quarter. “The GuideLiner catheter continues to gain acceptance as physicians around the world recognize the clinical benefits of this breakthrough device in challenging procedures. When we launched the GuideLiner four years ago, we created the important clinical technique of rapid-exchange guide extension, and the device last year became our largest-selling product. We have continued to innovate, and during 2013 we successfully completed the launch of our third-generation device, the GuideLiner V3, with very favorable customer reaction,” Mr. Root said.

“We recently had two very important developments for the GuideLiner that will positively impact future sales,” Mr. Root noted. “First, in December we received Shonin approval from the Japanese Ministry of Health, Labour, and Welfare to sell the GuideLiner in Japan with a favorable reimbursement designation that took effect January 1. We have now completed the initial training and have launched the GuideLiner in Japan through our distributor partner Japan Lifeline Co, Ltd. Second, in January, the Federal Circuit Court of Appeals denied Boston Scientific’s motions to stay the previously-issued preliminary injunction that prohibits Boston Scientific from making, using, offering for sale, or selling its competing Guidezilla™ catheter in the United States during the pendency of our ongoing patent infringement suit, which is currently scheduled to be ready for trial on or after March 2015. The preliminary injunction took effect on January 13 and remains subject to an appeal filed by Boston Scientific with the Federal Circuit Court of Appeals that is expected to be decided in the second quarter.”

Fourth quarter sales of Pronto® aspiration catheters were $5.0 million, stable both sequentially and on a year-over-year basis. Other catheter products that contributed significantly to the year-over-year sales increase during the fourth quarter of 2013 were specialty guidewires for interventional procedures, which grew 46%; the Langston® dual-lumen catheter for measuring pressure at the aortic valve, which grew 17%; the SmartNeedle® vascular access device, which also grew 17%; and Micro-Introducer kits, which grew 16%. The Venture® catheter, which was acquired in 2012 and re-launched by Vascular Solutions in the U.S. in April 2013 and in European markets during August 2013, contributed $491,000 in sales during the fourth quarter.

Hemostat Products. Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable, and D-Stat Radial) were $6.0 million in the fourth quarter, an increase of 10% from $5.4 million in the year-ago quarter. Growth in the category was driven by sales of the Vasc™ Band radial hemostasis device and the Accumed™ wrist positioning splint for radial catheterizations. These two new products combined contributed $956,000 in sales during the fourth quarter. “We are still in the early stages of our new product initiatives for radial artery access, but the shift to radial access in the U.S. has continued and our focus on this shift has allowed us already to achieve our goal of restoring growth to our hemostat business,” Mr. Root said.

Vein Products and Services. Net sales of vein products and services were $5.1 million in the fourth quarter, an increase of 24% from $4.1 million in the year-earlier quarter. Included in fourth quarter vein product revenue was $2.9 million from reprocessing of the Covidien ClosureFAST® radiofrequency catheter, an increase of 73% from $1.7 million in the fourth quarter of 2012. “For the full year 2013, reprocessing contributed $8.2 million to our revenue, up from $4.4 million in 2012, as a growing number of vein clinics acknowledge the reliability of reprocessed ClosureFAST catheters and embrace the opportunity to significantly reduce their costs and medical waste,” Mr. Root said. “Since the introduction of our reprocessing service in January of 2012, our reprocessing partner has established an excellent record of safety with nearly 45,000 successfully reprocessed catheters and no serious adverse patient events reported.”

Full Year Financial Highlights

Vascular Solutions’ net revenue increased 12% to $110.5 million in 2013 from $98.4 million in 2012. U.S. product sales grew 14% to $93.7 million compared to $82.6 million, while product sales in international markets grew more than 6% to $16.5 million compared to $15.5 million in 2012.

On a worldwide basis, Vascular Solutions’ 2013 sales of catheter products grew 14% to $69.9 million from $61.3 million in 2012. Within catheter products, the GuideLiner guide extension catheter grew 41% to $20.8 million, and the Venture catheter, which was acquired and re-launched during 2013, contributed more than $1.5 million to sales.

Hemostat products resumed their sales growth in 2013, increasing by 5% to $23.8 million in 2013 from $22.7 million in 2012. The main drivers of growth in hemostat products were the new Vasc Band and Accumed products for radial access, which combined contributed nearly $3.2 million to 2013 revenue.

Vein products and services revenue grew 17% to $16.5 million from $14.1 million in 2012. The growth driver in this business segment was reprocessing, which grew 87% to $8.2 million from $4.4 million in 2012.

On a GAAP basis, earnings per diluted share gained 8% to $0.65 in 2013 from $0.60 in 2012. Excluding the impact of the Guardian recall expenses in Q1, the Terumo litigation settlement in Q3 and the U.S. Attorney civil litigation settlement in Q4, Vascular Solutions’ 2013 adjusted EPS grew 22% to $0.73.

During 2013, Vascular Solutions generated $19.4 million in cash from operating activities.

Financial Guidance

For net revenue in 2014, Vascular Solutions is providing guidance of between $121 million and $125 million. The mid-point of this range represents an increase of 12% from $110.5 million in net revenue for 2013.

For GAAP net earnings in 2014, Vascular Solutions is providing guidance of between $0.79 and $0.83 per fully diluted share. The mid-point of this range represents an increase of 25% from GAAP 2013 EPS of $0.65 and 11% from adjusted 2013 EPS of $0.73. Included in the company’s 2014 earnings guidance are $3.5 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, between $1.4 million and $1.5 million for the U.S. medical device excise tax, and an assumed 35% income tax rate.

The company expects to generate cash from operations during 2014 of between $23 million and $24 million.

For the first quarter of 2014, Vascular Solutions is providing guidance for net revenue of between $29.5 million and $30.5 million, which at the mid-point would represent growth of 15% from $26.1 million in the first quarter of 2013. Guidance for net earnings for the first quarter of 2014 is between $0.17 and $0.18 per diluted share. At the mid-point of guidance, EPS would be an increase of 35% from GAAP EPS of $0.13, or 9% from adjusted EPS of $0.16, reported in the first quarter of 2013. Included in the company’s net earnings guidance for the first quarter of 2014 are $1.2 million in non-cash stock-based compensation, $400,000 in amortization of intangibles, $350,000 for the U.S. medical device excise tax, and an assumed 35% income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended 2013 with $30.8 million in cash and equivalents, up from $24.1 million at the end of the third quarter. The company had $11.6 million in cash and cash equivalents at the end of 2012. During the fourth quarter of 2013, the company generated $5.7 million in cash from operations and used cash of approximately $750,000 for capital expenditures and $320,000 to acquire rights to a vein product. The company continues to have no debt.

“During 2013, Vascular Solutions once again demonstrated the success of our business model, which is defined by strong revenue growth and increasing operating leverage as we launch multiple clinically-relevant products each year through our existing direct sales force in the U.S. and our distributor network in nearly 50 countries,” Mr. Root said. “As we enter 2014, we are excited about our outlook for the year and for many years to come. Our internal pipeline of new products, which consists of more than 40 projects at various stages of development, is the strongest in the company’s history. Additionally, our large direct U.S. sales force and established distributor network make Vascular Solutions a sought-after distribution partner and our strong cash position and working capital flexibility give us the ability to pursue tuck-in acquisitions that will enhance our growth.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com. An audio replay of the call will be available until Tuesday, February 11, 2014, by dialing 888-203-1112 and entering conference ID# 2330936. A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, February 11, 2014. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)		(note)

Revenue:
Product revenue	$29,000	$25,215	$110,197	$98,036
License and collaboration revenue	72	89	301	350
Total revenue	29,072	25,304	110,498	98,386

Product costs and operating expenses:
Cost of goods sold	9,724	8,309	36,156	32,561
Collaboration expenses	19	-	60	-
Research and development	3,165	2,907	13,191	11,870
Clinical and regulatory	1,149	1,032	4,408	4,358
Sales and marketing	6,910	6,498	27,372	25,777
General and administrative	2,120	1,509	8,991	6,522
Litigation	520	-	1,332	-
Medical device excise taxes	324	-	1,319	-
Amortization of purchased technology and intangibles	410	361	1,572	1,393
Operating earnings	4,731	4,688	16,097	15,905

Interest expense	(3)	(3)	(13)	(13)
Foreign exchange gain/(loss)	-	11	(1)	-
Earnings before income taxes	4,728	4,696	16,083	15,892

Income tax expense	(1,191)	(1,645)	(4,941)	(5,983)
Net earnings	$3,537	$3,051	$11,142	$9,909

Net earnings per share - basic	$0.21	$0.19	$0.68	$0.62
Weighted average shares used in calculating - basic	16,599	15,996	16,412	16,004
Net earnings per share - diluted	$0.20	$0.18	$0.65	$0.60
Weighted average shares used in calculating - diluted	17,325	16,603	17,025	16,456

Note: Derived from the audited financial statements for the period.

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)
	December 31,	December 31,
	2013	2012
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$30,785	$11,554
Accounts receivable, net	14,481	13,780
Inventories	14,002	13,737
Prepaid expenses and other	2,472	2,670
Current portion of deferred tax assets	6,000	6,800
Total current assets	67,740	48,541
Property, plant and equipment, net	16,187	14,756
Goodwill	10,532	10,387
Intangible assets, net	11,943	12,325
Deferred tax assets, net of current portion and liabilities	1,739	1,993
Total assets	$108,141	$88,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$11,385	$10,525

Long-term deferred revenue and contingent consideration, net of current portion	406	610

Shareholders’ equity:
Total shareholders’ equity	96,350	76,867
Total liabilities and shareholders’ equity	$108,141	$88,002

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP RECONCILIATION OF ADJUSTED EARNINGS
(Unaudited, in thousands, except per share data and percentages)

	Three Months Ended December 31, 2013	Litigation (a)		Non-GAAP Adjusted

Operating earnings	4,731	520		5,251

Operating margin	16.3%			18.1%
Net earnings	3,537	389	(b)	3,926
Net earnings per share (diluted) - current period	$0.20	$0.02	(b)	$0.22

	Twelve Months Ended December 31, 2013	Guardian Recall (c)		Litigation (a) & (d)		Non-GAAP Adjusted
Revenue	$110,498	$350				$110,848
Cost of goods sold	36,156	(425)				35,731
Gross profit	74,342	775				75,117

Operating earnings	16,097	775		1,332	(f)	18,204

Net earnings per share (diluted) - current period	$0.65	$0.03	(e)	$0.05	(f)	$0.73

(a)	On January 22, 2014, Vascular Solutions agreed with the U.S. Attorney’s Office to settle a civil lawsuit related to allegations of off-label promotion of the company’s Vari-Lase Short Kit endovenous laser product. The terms of the settlement are that the company will make a payment of $520,000, the company will make no admission of fault or liability, and the U.S. Attorney’s Office will dismiss the civil lawsuit with prejudice and release all civil claims that were, or could have been, brought against the company in the civil lawsuit. Settlement of the civil lawsuit will have no effect upon the criminal investigation, which the company expects will continue.
(b)	Reflecting $520,000 of litigation settlement expense, net of taxes.
(c)	On February 28, 2013, Vascular Solutions Zerusa Ltd., a subsidiary of Vascular Solutions, Inc., initiated a recall of its Guardian hemostasis valves. The company resumed shipping Guardian hemostasis valves in August 2013. The company estimated lost Guardian product revenue of $350,000 due to the recall in the first quarter of 2013. The company also recorded additional expenses of approximately $550,000 related to scrap, product returns, and freight associated with recalling the product, all of which was included as additional cost of goods sold in the first quarter of 2013, less estimated cost of goods sold reduction of $125,000 due to lost revenue.

(d)	On October 11, 2013, Vascular Solutions and Terumo Corporation reached an agreement to settle their patent and trademark infringement litigation, whereby the company agreed to make a one-time payment to Terumo Corporation in the amount of $812,500 during the fourth quarter of 2013. The settlement amount was recognized as litigation expense in the quarter ended September 30, 2013.
(e)	Reflecting $350,000 of lost revenue and $425,000 of Guardian product recall net costs, net of taxes.
(f)	Reflecting $520,000 and $812,500 of litigation settlement expense, net of taxes.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of more than 80 products and services in three categories: catheter products, hemostat products and vein products. Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists, and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Covidien LP Limited Partnership, and Guidezilla, which is a trademark of Boston Scientific Corp.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, gross margin, operating profitability and margin, earnings per share, non-cash stock-based compensation, amortization of intangibles, medical device taxes and income tax rate, as well as statements about the U.S. Attorney’s Office criminal investigation related to our Vari-Lase Short Kit. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to intellectual property claims and the costs of intellectual property litigation, current or future government investigations, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, constraints or interruptions in production from key suppliers, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP financial results for the quarter and full-year ended December 31, 2013, adjusted for the effects of the settlement of the U.S. Attorney’s Office civil lawsuit, settlement of the Terumo litigation and the Guardian product recall. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of such events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also may use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.

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